EXHIBIT 99.2

                                       FOR:  Consolidated Graphics, Inc.

                               APPROVED BY:  Ronald E. Hale, Jr.
                                             Vice President & Treasurer
                                             (713) 787-0977

                                   CONTACT:  Betsy Brod/Jonathan Schaffer
                                             Media:  Jennifer Kirksey
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600

FOR IMMEDIATE RELEASE

                   CONSOLIDATED GRAPHICS COMPLETES ACQUISITION
                             OF BYRUM LITHOGRAPHING

      Houston, Texas - December 16, 1999 - Consolidated Graphics, Inc. (NYSE:
CGX) announced today that it has completed its acquisition of Byrum Lithographing Co. of Columbus, Ohio. Byrum, a full-service, commercial printer, will continue to be led by Bob Schumacher, President. Other terms of the transaction were not disclosed.

      Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "For over 50 years, Byrum has effectively serviced its customers in the Columbus market. Superior customer service combined with a complete product line that includes electronic prepress, up to six-color printing and a full service bindery and fulfillment operation, has allowed Bob and his staff to consistently exceed customer expectations."

      Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. The Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 25 states with annualized revenues in excess of $685 million. For more information, visit the Company's Web site at www.consolidatedgraphics.com.


      This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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